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                                                                     Exhibit 3.1






               TITLE 14 A: 2-7 New Jersey Business Corporation Act

                          CERTIFICATE OF INCORPORATION
                    (For Use by Domestic Profit Corporations)

         THIS IS TO CERTIFY THAT, there is hereby organized a corporation under and by virtue of the above noted Statute of the New Jersey Statutes.

1.       Name of Corporation: BEDFORD HOLDINGS, INC.

2.       Registered Agent: Corporation Service Company

3.       Registered Office:         830 Bear Tavern Road
                                    West Trenton, NJ 08628

4. The purpose(s) for which this corporation is organized is (are) to engage in any activity within the purpose for which corporation may be organized under N.J.S.A. 14A:1--1 et seq.

5. The aggregate number of shares which the Corporation shall have the authority to issue are: 20 million shares at no par value

6.       Name and address of the director(s)

NAME              STREET ADDRESS                CITY     STATE             ZIP
Leon Zapoll       90 West Street, Suite 615,    New York, New York         10006

7.       Name and address on incorporator(s)
NAME              STREET ADDRESS            CITY     STATE             ZIP
Rene Payne        830 Bear Tavern Road               West Trenton, NJ  08628

8.       The duration of the Corporation is perpetual.

         IN WITNESS WHEREOF, the individual Incorporator being over eighteen years of age has signed this Certificate this 27th day of June, A. D. 1996.

                                                              /s/ Renee Payne
                                                              Rene Payne
                                                              Incorporator